Exhibit 99.1

Press Release

For Immediate Release

Turning Point Brands Canada Named Exclusive Master Distributor for VPR Brands’ HoneyStick in Canada

Fort Lauderdale, Florida January 5th 2024, VPR Brands (OTC: VPRB) a dynamic player in the personal vaporizer market has named Turning Point Brands Canada (TPB), as the Exclusive Master Distributor for VPR Brands’ HoneyStick products in Canada. TPB is a leading specialty marketing and distribution firm, focused on building brands in the Canadian smoking, vaping and alternative products categories, HoneyStick is a lifestyle brand that combines the features of high-tech performance, dependability, and affordability . This strategic partnership marks a significant step in enhancing the distribution and accessibility of HoneyStick, an already renowned brand in the vaping industry, across the Canadian market.

A New Era for HoneyStick in Canada

Under this new alliance, HoneyStick will join the stable of global, segment-leading brands under TPB Canada’s stewardship including icons such as Zig-Zag, Clipper, Choice Leaf, HMP, Rebound and Evolve. TPB Canada will revolutionize the distribution landscape for HoneyStick by consolidating ordering, logistics, and warehousing under one roof, thereby delivering unmatched efficiency and service excellence.

Benefits of the New Partnership Arrangement:

1. Experienced Management: TPB Canada’s management team have decades of proven experience growing brands in highly regulated categories.

2. Streamlined Ordering: A centralized ordering system simplifies the process for retailers and ensures a steady supply of products.

4. Improved Availability: Right-sized operations guarantee better stock management and availability, reducing lead times significantly.

3. Best-In-Class Fulfillment: Optimized logistics solutions promise faster and more reliable product delivery across Canada.

5. Improved Customer Support: The consolidation allows for superior customer service, benefiting retailers, end-consumers, and enhancing overall brand loyalty.

Comments from the Leadership:

“Mikail Fancy, Chief Operating Officer at Turning Point Brands Canada, commented, “We are thrilled to partner with VPR Brands and bring HoneyStick to a broader audience in Canada. Our expertise in marketing, sales, distribution, and logistics, combined with the quality and innovation of HoneyStick products, is a perfect match. We are committed to delivering exceptional service and support to our retailers and consumers.”

“Daniel Hoff, Chief Operating Officer at VPR Brands, added, “This partnership with Turning Point Brands Canada represents a significant milestone for HoneyStick in Canada. Their robust distribution network and proven track record in marketing, sales and customer service make them the ideal partner to enhance our brand’s presence and accessibility across the country.”

About Turning Point Brands Canada:

Turning Point Brands Canada is a specialized distribution firm focused on building brands in the Canadian herb accessory category.  TPB Canada’s team has a proven track record of growing global and local trademarks in highly-regulated categories and is supported by a team of expert sales associates who serve up to 25,000 traditional retail outlets and herb dispensaries across Canada.

About VPR Brands and HoneyStick:

VPR Brands: VPRB is a dynamic player in the vaping industry, committed to bringing innovative products to market while prioritizing quality and customer satisfaction. HoneyStick is a lifestyle brand that combines the features of high-tech performance, dependability, and affordability when it comes to personal vaporizers. With a robust portfolio of vaping devices, accessories, and consumables, VPRB is set to make notable strides in a rapidly evolving market. The Company is also engaged in various monetization strategies of a U.S. patent that the Company owns covering electronic cigarette, electronic cigar and personal vaporizer patents, as well as a patent for an inverted pocket lighter. For more information, please visit www.vprbrands.com

For More Information:

For further details about this partnership or to learn more about Turning Point Brands Canada and HoneyStick products, please contact: Kevin.Frija@vprbrands.com